Exhibit 99.9

Consent of Director Appointee

In connection with the Registration Statement on Form S-4 filed by BFC Financial Corporation (“BFC”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of shares BFC’s Class A Common Stock pursuant to the contemplated merger of Bluegreen Corporation with and into a wholly owned subsidiary of BFC (the “Merger”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in such Registration Statement on Form S-4, as it may be amended from time to time, as an appointee to the board of directors of BFC upon consummation of the Merger. I also consent to the filing of this consent as an exhibit to such Registration Statement and any and all amendments thereto.

January 19, 2012

/s/ Mark A. Nerenhausen
Mark A. Nerenhausen